Exhibit 99.1

Pacific Capital Bancorp Announces Plan for 22% Reduction in Workforce

SANTA BARBARA, Calif.--(BUSINESS WIRE)--March 18, 2009--Pacific Capital Bancorp (Nasdaq:PCBC), a community bank holding company, today announced plans to reduce its workforce by approximately 300 employees, or approximately 22% of its total full-time equivalent staff, in an ongoing effort to improve its cost structure. The reduction will begin immediately with approximately 80 positions eliminated in the first quarter of 2009, with the remainder of the positions eliminated in the second quarter of 2009.

The Company expects to recognize approximately $20.0 million in annualized savings as a result of the reduction in workforce. One-time severance-related costs are expected to be between $3 million and $5 million.

“We continue to operate in a very challenging economy for financial services companies,” said George S. Leis, President & Chief Executive Officer. “Clearly, it would never be my first choice to eliminate positions. However, given the length and depth of the current recession, preserving capital is critical. It is our responsibility to identify ways to operate as efficiently as possible, while still providing our customers with outstanding service. We will achieve these staff reductions across all of our markets and in all of our business units and expect no impact on service levels.”

Pacific Capital Bancorp is the parent company of Pacific Capital Bank, N.A., a nationally chartered bank that operates 48 branches under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank and First Bank of San Luis Obispo. The Company’s website is www.pcbancorp.com.

Forward Looking Statements

This press release contains forward-looking statements with respect to the financial condition, results of operation and businesses of Pacific Capital Bancorp. These include statements that relate to or are dependent on estimates or assumptions relating to the prospects of continued loan and deposit growth, improved credit quality, the health of the capital markets, the Company’s de novo branching and acquisition efforts, the operating characteristics of the Company’s income tax refund loan and transfer programs and the economic conditions within its markets. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the Company’s control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) deterioration in general economic conditions, internationally, nationally or in California; (2) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (3) increased competitive pressure among financial services companies; (4) the occurrence of terrorist acts; (5) reduced demand for or earnings derived from the Company’s income tax refund loan and refund transfer programs; (6) legislative or regulatory changes or litigation adversely affecting the businesses in which Pacific Capital Bancorp engages; (7) unfavorable conditions in the capital markets; (8) difficulties in opening additional branches or integrating acquisitions; and (9) other risks detailed in reports filed by Pacific Capital Bancorp with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and Pacific Capital Bancorp does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. For a more detailed description of the risk factors associated with the Company’s businesses, please refer to the Company’s most recent Annual Report on Form 10-K.

CONTACT:
Pacific Capital Bancorp
Debbie Whiteley, Investor Relations, 805-884-6680
Debbie.Whiteley@pcbancorp.com
or
Financial Relations Board
Tony Rossi, 213-486-6545
trossi@frbir.com